Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Umpqua Holdings Corporation of our report dated February 14, 2014, with respect to the consolidated balance sheets of Umpqua Holdings Corporation and Subsidiaries (Umpqua) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013, and of our same report, with respect to Umpqua’s internal controls over financial reporting as of December 31, 2013, which report is included in this annual report on Form 10-K of Umpqua for the year ended December 31, 2013.

•	Registration Statement on Form S-4 (No. 333-102346)

•	Registration Statement on Form S-8 (No. 333-188291)

•	Registration Statement on Form S-3ASR (No. 333-155997)

•	Registration Statement on Form S-8 (No. 333-144766)

•	Registration Statement on Form S-8 (No. 333-143347)

•	Registration Statement on Form S-8 (No. 333-135071)

•	Registration Statement on Form S-8 (No. 333-117680)

•	Registration Statement on Form S-8 (No. 333-117679)

•	Registration Statement on Form S-8 (No. 333-105637)

•	Registration Statement on Form S-8 (No. 333-101357)

•	Registration Statement on Form S-8 (No. 333-58978)

•	Registration Statement on Form S-8 (No. 333-77259)

/s/ Moss Adams LLP

Portland, Oregon
February 14, 2014